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                                                                    EXHIBIT 5.03
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                        TESTA, HURWITZ & THIBEAULT, LLP

                 FORM OF OPINION/DRAFT DATED: January 10, 1997
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                                                [DATE]

SQA, Inc.
One Burlington Woods Drive
Burlington, MA 01803

Dear Ladies and Gentlemen:

        We have acted as counsel for SQA, Inc., a Delaware corporation ("SQA") in connection with the preparation and execution of the Agreement and Plan of Reorganization, dated as of November 12, 1996 (the "Reorganization Agreement"), among SQA, Rational Software Corporation, a Delaware corporation ("Rational"), and Sunshine Acquisition Corporation, a wholly-owned subsidiary of Rational incorporated in Delaware ("Merger Sub"). Pursuant to the Reorganization Agreement, Merger Sub will merge with and into SQA (the "Merger"), and SQA will become a wholly-owned subsidiary of Rational. Unless otherwise defined, capitalized terms referred to herein have the meanings set forth in the Reorganization Agreement. All section references, unless otherwise indicated, are to the Internal Revenue Code of 1986, as amended (the "Code").

        You have requested our opinion regarding certain United States federal income tax consequences of the Merger. In delivering this opinion, we have reviewed and relied upon the facts, statements, descriptions and representations set forth in the Registration Statement on Form S-4 filed by Rational with the Securities and Exchange Commission (which contains a joint proxy statement/prospectus) (the "Registration Statement"), the Reorganization Agreement (including Exhibits) and such other documents pertaining to the Merger as we have deemed necessary or appropriate. We have also relied upon certificates of officers of SQA and Rational respectively (the "Officers' Certificates").

        In connection with rendering this opinion, we have also assumed (without any independent investigation) that:

        1. Original documents (including signatures) are authentic, documents submitted to us as copies conform to the original documents, and there has been (or will be by the Effective Time) due execution and delivery of all documents where due execution and delivery are prerequisites to effectiveness thereof;

        2. Any statement made in any of the documents referred to herein, "to the best of the knowledge" of any person or party is correct without such qualification;







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SQA, Inc.
[Date]
Page 2

        3. All statements, descriptions and representations contained in any of the documents referred to herein or otherwise made to us are true and correct in all material respects and no actions have been (or will be) taken which are inconsistent with such representations;

        4. The Merger will be reported by Rational and SQA on their respective federal income tax returns in a manner consistent with the opinion set forth below;

        5. The shareholders of SQA do not, and will not on or before the Effective Time, have an existing plan or intent to dispose of an amount of Rational Common Stock to be received in the Merger (or to dispose of SQA capital stock in anticipation of the Merger) such that the shareholders of SQA will not receive and retain a meaningful continuing equity ownership in Rational that is sufficient to satisfy the continuity of interest requirement as specified in Treas. Reg. (S)1.368-1(b) and as interpreted in certain Internal Revenue Service rulings and federal judicial decisions.

        Based on our examination of the foregoing items and subject to the assumptions, exceptions, limitations and qualifications set forth herein, we are of the opinion that, if the Merger is consummated in accordance with the Reorganization Agreement (and without any waiver, breach or amendment of any of the provisions thereof) and the statements set forth in the Officers' Certificates are true and correct as of the date hereof, then:

                (a) For federal income tax purposes, the Merger will qualify as a "reorganization" as defined in Section 368(a) of the Code; and

                (b) The discussion entitled "Certain Federal Income Tax Considerations" in the Prospectus constituting a part of the Registration Statement insofar as it relates to the statements of law or legal conclusions set forth therein is correct in all material respects.

        This opinion represents and is based upon our best judgment regarding the application of federal income tax laws arising under the Code, existing judicial decisions, administrative regulations and published rulings and procedures. Our opinion is not binding upon the Internal Revenue Service or the courts, and there is no assurance that the Internal Revenue Service will not successfully assert a contrary position. Furthermore, no assurance can be given that future legislative, judicial or administrative changes, on either a prospective or retroactive basis, would not adversely affect the accuracy of the conclusions stated herein. Nevertheless, we undertake no responsibility to advise you of any new developments in the application or interpretation of the federal income tax laws.

        This opinion addresses only the matters set forth above, and does not address any other federal, state, local or foreign tax consequences that may result from the Merger or any other transaction (including any transaction undertaken in connection with he Merger).

        No opinion is expressed as to any transaction other than the Merger as described in the Reorganization Agreement or to any transaction whatsoever, including the Merger, if all the transactions described in the Reorganization Agreement are not consummated in accordance with the terms of the Reorganization Agreement and without waiver or breach of any material


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SQA, Inc.
[Date]
Page 3


provision thereof or if all of the representation, warranties, statements and assumptions upon which we relied are not true and accurate at all relevant times. In the event any one of the statements, representations, warranties or assumptions upon which we have relied to issue this opinion is incorrect, our opinion might be adversely affected and may not be relied upon.

        This opinion has been delivered to you for the purposes of being included as an exhibit to the Registration Statement and satisfying the requirements of Section 6.1(e) of the Reorganization Agreement. We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the use of our name under the heading "Certain Federal Income Tax Considerations" in the Registration Statement.

                                        Very truly yours,


                                        TESTA, HURWITZ & THIBEAULT, LLP